Exhibit 99.1

February 18, 2016

IDACORP, Inc. Announces Year-End and Fourth Quarter 2015 Results, Initiates 2016 Earnings Guidance

BOISE--IDACORP, Inc. (NYSE: IDA) reported 2015 net income attributable to IDACORP of $194.7 million, or $3.87 per diluted share, compared with $193.5 million, or $3.85 per diluted share, in 2014. IDACORP recorded fourth quarter net income attributable to IDACORP of $31.8 million, or $0.63 per diluted share, compared with $34.6 million, or $0.69 per diluted share, in the fourth quarter of 2014.

Idaho Power Company, IDACORP's principal operating subsidiary, reported 2015 net income of $191.0 million compared with $189.4 million in 2014, and net income of $31.5 million in the fourth quarter of 2015, compared with $34.2 million for the same period in 2014.

"I am pleased to report that 2015 results marked IDACORP's eighth consecutive year of earnings per share growth, which is positive for both our shareholders and our customers,” said IDACORP President and CEO Darrel Anderson.  “Our strong results will allow us to share approximately $3 million with Idaho customers. Since 2009, Idaho Power has shared over $120 million with Idaho customers under the sharing agreements.

"We are initiating IDACORP's full year 2016 earnings guidance in the range of $3.80 to $3.95 per diluted share and are expecting Idaho Power to use less than $5 million of additional accumulated deferred investment tax credits. In 2015, Idaho Power did not record any additional ADITC amortization, leaving $45 million available for future use.

"As Idaho Power moves into 2016, we are excited about the opportunity to celebrate its centennial. Those who came before us built a strong foundation, and we are looking forward to the second century and the opportunities that will allow IDACORP to continue to deliver shareholder value," added Anderson.

Performance Summary

A summary of financial highlights for the years ended December 31, 2015, 2014 and 2013 is as follows (in thousands except per share amounts):

	Year Ended December 31,
	2015	2014	2013
Net income attributable to IDACORP, Inc.	$194,679	$193,480	$182,417
Average outstanding shares – diluted (000’s)	50,292	50,199	50,126
IDACORP, Inc. earnings per diluted share	$3.87	$3.85	$3.64

The table below provides a reconciliation of net income attributable to IDACORP for the year ended December 31, 2015 to the year ended December 31, 2014 (items are in millions and are before tax unless otherwise noted):

Net income attributable to IDACORP, Inc. - December 31, 2014		$193.5
Change in Idaho Power net income:
Customer growth, net of associated power supply costs	10.3
Usage per customer, net of associated net power supply costs	(6.7)
Change in fixed cost adjustment (FCA) revenues due to sales volumes and mechanism change	12.7
Depreciation expense and property taxes	(6.2)
Rent from electric property, wheeling and other revenue	3.0
Other operating and maintenance expenses	(4.2)
Change in Idaho Power operating income prior to sharing mechanisms	8.9
Change in operating income as a result of sharing mechanisms	21.5
Change in Idaho Power operating income	30.4
Non-operating income and expenses	(0.4)
Change in income tax benefit related to first mortgage bond redemption costs	7.2
Change in income tax expense due to cumulative impact of tax method change recorded in 2014	(24.5)
Other change in income tax expense	(11.1)
Total increase in Idaho Power net income		1.6
Other changes (net of tax)		(0.4)
Net income attributable to IDACORP, Inc. - December 31, 2015		$194.7

IDACORP's 2015 net income was nearly equivalent to its 2014 net income. However, there were several notable differences in the drivers of each year's results. Idaho Power's operating income, excluding the impact of the sharing mechanisms under Idaho regulatory settlement stipulations, increased $8.9 million for 2015 compared with 2014. Increased sales volumes associated with continued growth in the number of Idaho Power customers increased operating income by $10.3 million, though this was partially offset by a $6.7 million decrease from reduced overall usage per customer. Increases in depreciation and property taxes, and other operating and maintenance expenses (which include labor-related expenses), combined to decrease operating income by $10.4 million in 2015 when compared with 2014. Modifications were made to Idaho Power's FCA mechanism for 2015 to track fluctuations in residential and small commercial sales associated with actual weather conditions, as opposed to normalized weather conditions under the 2014 FCA mechanism. The FCA mechanism modification, combined with lower sales per customer, provided a $12.7 million benefit to operating income in 2015 compared with 2014.

Additionally, two income tax matters had a significant impact on the comparative results. Income taxes in 2015 reflect a $7.2 million flow-through impact of a tax deductible make-whole premium Idaho Power paid upon early redemption of long-term debt during 2015. Income tax expense in 2014 included a $24.5 million benefit from the cumulative effect of a tax method change made in that year.

Further, during 2015 Idaho Power recorded a total of $3.2 million as a provision against current revenue related to an October 2014 Idaho regulatory settlement stipulation that requires sharing with Idaho customers of a portion of 2015 earnings when Idaho Power's Idaho return on year-end equity exceeds 10.0 percent. By contrast, during 2014 under a prior, yet similar, Idaho regulatory settlement stipulation, Idaho Power recorded $24.7 million for sharing with Idaho customers. Of that amount, $16.7 million was recorded as additional pension expense and $8.0 million was recorded as a provision against current revenues to be refunded to customers through a future rate reduction. From 2011 to 2015, Idaho Power has shared over $120 million with customers through settlement stipulations.

2016 Annual Earnings Guidance and Key Operating and Financial Metrics

IDACORP is initiating its earnings guidance estimate for 2016 in a range of $3.80 to $3.95 per diluted share. The 2016 guidance incorporates all of the key operating and financial assumptions listed in the table that follows (in millions, except per share amounts):

	2016 Estimates
	2016 Estimate(1)	2015 Actual
Idaho Power Operating & Maintenance Expense	$350-$360	$342
Idaho Power Additional Amortization of Accumulated Deferred Income Tax Credits	Less than $5	None
Idaho Power Capital Expenditures, Excluding Allowance for Funds Used During Construction	$300-$310	$284
Idaho Power Hydroelectric Generation (MWh)(2)	6.0-8.0	5.9
IDACORP Earnings Guidance (per share)	$3.80-$3.95	$3.87
(1) As of February 18, 2016.
(2) Based on reservoir storage levels and forecasted weather conditions as of February 18, 2016.

More detailed financial information is provided in IDACORP's Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live Web cast, or by calling (973) 200-3032 for listen-only mode. The passcode is 29599885. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/investor-relations/earnings-center/conference-calls. A replay of the conference call will be available on the IDACORP Web site for a period of 12 months.

Background Information

IDACORP, Inc. (NYSE: IDA) is based in Boise, Idaho and was formed in 1998 as a holding company. IDACORP subsidiaries include: Idaho Power, a regulated electric utility; IDACORP Financial, an investor in affordable housing projects and real estate; and Ida-West Energy, an operator of small hydroelectric projects. IDACORP's origins lie with Idaho Power and operations beginning in 1916. Today, Idaho Power employs approximately 2,000 people who serve nearly 525,000 customers throughout a 24,000-square-mile area in southern Idaho and eastern Oregon. To learn more, visit www.idahopower.com or www.idacorpinc.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. and Idaho Power Company may contain) statements, including, without limitation, earnings guidance, that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "continues," "estimates," "expects," "guidance," "intends," "potential," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements.  In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the effect of decisions by state public utility commissions and federal regulators affecting Idaho Power's ability to recover costs and earn a return; (b) changes in customer growth rates, loss of significant customers, and related changes in loads; (c) the impacts of changes in economic conditions, including on customer demand; (d) unseasonable or severe weather conditions, wildfires, droughts, and other natural phenomena, which affect customer demand, hydroelectric generation levels, infrastructure repair costs, and fuel costs; (e) advancement of technologies that reduce customer demand; (f) adoption of or changes in, and costs of compliance with, laws, regulations, and policies, including those relating to the environment, and the ability to obtain and comply with governmental permits and other authorizations; (g) variable hydrological conditions and over-appropriation of surface and groundwater and the impact on generation from hydroelectric facilities; (h) the ability to purchase fuel and power from suppliers on reasonable terms; (i) accidents, fires, explosions, and mechanical breakdowns that may occur while operating and maintaining an electric system, and disruptions and outages of generation and transmission systems or the western interconnected transmission system; (j) costs and operational challenges of integrating an increasing volume of mandated purchased intermittent power; (k) administration of mandatory reliability, security, and other requirements; (l) the ability to obtain debt and equity financing when necessary and on reasonable terms; (m) reductions in credit ratings and potential reduction in liquidity; (n) the ability to buy and sell power, transmission capacity, and fuel in the markets and the availability to enter into, and success or failure of, financial and physical commodity hedges; (o) the magnitude of future benefit plan funding obligations; (p) the ability to continue to pay dividends, and contractual and regulatory restrictions on those dividends; (q) changes in tax laws and the availability of tax credits; (r) employee workforce factors, including potential unionization of all or part of the companies' workforce and the impacts of an aging workforce; (s) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the companies from cyber attacks, terrorist incidents, or the threat of terrorist incidents, and acts of war; (t) unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs; and (u) adoption of or changes in accounting policies, principles, or estimates. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in IDACORP, Inc.'s and Idaho Power Company's most recent Annual Report on Form 10-K and other reports the companies file with the U.S. Securities and Exchange Commission, including (but not limited to) Part I, Item 1A - “Risk Factors” in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Lawrence F. Spencer	Stephanie McCurdy
Director of Investor Relations	Corporate Communications
Phone: (208) 388-2664	Phone: (208) 388-6973
LSpencer@idacorpinc.com	SMcCurdy@idahopower.com

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